As filed with the Securities and Exchange Commission on February 5, 2016
Registration No. 333-205957
333-193968
333-186750
333-165448
333-159469

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENTS
TO
FORM S-8
REGISTRATION STATEMENTS
UNDER
THE SECURITIES ACT OF 1933

SOLARWINDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	73-1559348
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.)
7171 Southwest Parkway
Building 400
Austin, Texas 78735

(Address of Principal Executive Offices)(Zip Code)
SolarWinds, Inc. Amended and Restated Stock Incentive Plan
SolarWinds, Inc. 2008 Equity Incentive Plan
SolarWinds, Inc. 2015 Performance Incentive Plan
(Full titles of the plans)

Kevin B. Thompson
President and Chief Executive Officer
SolarWinds, Inc.
7171 Southwest Parkway
Building 400
Austin, Texas 78735
(512) 682-9300
(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES
This Post-Effective Amendment relates to the following registration statements of SolarWinds, Inc. (the “Company”), each pertaining to the registration of the shares offered under certain employee benefit and equity plans and agreements, originally filed on Form S-8 and as amended from time-to-time (collectively, the “Registration Statements”):

File No.	Date Originally Filed with the SEC	Name of Equity Plan or Agreement	Shares of Common Stock
333-205957	July 30, 2015	SolarWinds, Inc. 2015 Performance Incentive Plan	5,701,475
333-193968	February 14, 2014	SolarWinds, Inc. 2008 Equity Incentive Plan	1,781,478
333-186750	February 19, 2013	SolarWinds, Inc. 2008 Equity Incentive Plan	377,050
333-165448	March 12, 2010	SolarWinds, Inc. 2008 Equity Incentive Plan	3,158,849
333-159469	May 26, 2009	SolarWinds, Inc. Amended and Restated Stock Incentive Plan	13,259,043
		SolarWinds, Inc. 2008 Equity Incentive Plan	4,686,146
On October 21, 2015, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Project Aurora Holdings, LLC (“Parent”) and Project Aurora Merger Corp., a wholly owned subsidiary of Parent (“Merger Subsidiary”). Pursuant to the Merger Agreement, on February 5, 2016, Merger Subsidiary merged with and into the Company, and the Company continued as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. Accordingly, the Company is filing this Post-Effective Amendment to the Registration Statements pursuant to Rule 478 under the Securities Act of 1933, as amended, to hereby terminate the effectiveness of the Registration Statements, and in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of this Post-Effective Amendment, any of the securities that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration all such securities, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Post-Effective Amendment to Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, in the State of Texas, on this 5th day of February 2016.

SOLARWINDS, INC.

By:	/s/ JASON REAM
Name:	Jason Ream
Title:	Executive Vice President, Finance and Chief Financial Officer
No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.